Filed Pursuant to Rule 424(b)(7)
File No. 333-146638
PROSPECTUS SUPPLEMENT
(To Prospectus dated October 26, 2007)
3,200,000 Shares
ALLIS-CHALMERS ENERGY INC.
Common Stock

     This document supplements the prospectus dated October 26, 2007, relating to the resale by certain stockholders of 3,200,000 shares of common stock, that is part of the registration statement on Form S-3 (File No. 333-146638), as amended. This prospectus supplement is incorporated by reference into the prospectus. The information under the heading “Selling Stockholders” in this prospectus supplement updates and modifies the applicable information set forth under the heading “Selling Stockholder” in the prospectus dated October 26, 2007 through the end of the table and footnotes in this section to include the stockholders not previously identified in the prospectus. The table set forth below is based solely on information that has been provided by or on behalf of the selling stockholders as of a recent practicable date prior to the filing of this prospectus supplement.
     Shares of our common stock are quoted on the New York Stock Exchange under the trading symbol “ALY”. The last reported sale price of the shares on February 25, 2008 was $12.81 per share.
     Investing in our common stock involves risks. We urge you to carefully read the “Cautionary Statement Regarding Forward-Looking Statements” section on page iii and the “Risk Factors” section beginning on page 2 of the prospectus together with this prospectus supplement and the prospectus before you make your investment decision.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 26, 2008.

SELLING STOCKHOLDERS

	Shares Beneficially Owned			Shares Beneficially Owned
	Before the Offering		Shares That May	After the Offering
Name	Number	Percent(16)	be Offered Hereby	Number	Percent(16)
Ben A. Adams (1)	94,609	*	94,609	—	—
Brad A. Adams (2)	178,087	*	178,087	—	—
Bruce A. Adams (3)	233,739	*	233,739	—	—
Burt A. Adams (4)	289,391	*	289,391	—	—
Byron A. Adams, Jr. (5)	94,609	*	94,609	—	—
Byron A. Adams, Sr. (6)	417,391	1.2%	417,391	—	—
Jonathan L. Guarisco (7)	278,261	*	278,261	—	—
Laura L. Guarisco (8)	189,217	*	189,217	—	—
Leah K. Guarisco (9)	189,217	*	189,217	—	—
Luke L. Guarisco (10)	111,306	*	111,306	—	—
Luke V. Guarisco (11)	278,261	*	278,261	—	—
Maria C. Guarisco (12)	189,217	*	189,217	—	—
Victor Guarisco II (13)	189,217	*	189,217	—	—
Victoria A. Guarisco (14)	278,261	*	278,261	—	—
Elizabeth G. Wolf (15)	189,217	*	189,217	—	—

* —	Less than one percent.

(1)	Ben A. Adams’ address is P.O. Box 71, Berwick, LA 70342.

(2)	Brad A. Adams’ address is 7367 West Roadway, New Orleans, LA 70124.

(3)	Bruce A. Adams’ address is 2616 Fir Street, Morgan City, LA 70380.

(4)	Burt A. Adams’ address is 612 Teche View Drive, Berwick, LA 70342.

(5)	Byron A. Adams, Jr.’s address is 7526 St. Charles Avenue, New Orleans, LA 70118.

(6)	Byron A. Adams, Sr.’s address is P.O. Box 2195, Patterson, LA 70392.

(7)	Jonathan L. Guarisco’s address is 17829 Inverness Avenue, Baton Rouge, LA 70810.

(8)	Laura L. Guarisco’s address is 8023 Georgetown Pike, McLean, VA 22101.

(9)	Leah K. Guarisco’s address is 6 Greenbriar Ridge, Shoal Creek, AL 35242.

(10)	Luke L. Guarisco’s address is 102 Camberly Circle, Lafayette, LA 70381.

(11)	Luke V. Guarisco’s address is 7142 Moniteau, Baton Rouge, LA 70810.

(12)	Maria C. Guarisco’s address is 15 Rose Court NE, Atlanta, GA 30342.

(13)	Victor Guarisco II’s address is 5612 Canongate Lane, Shoal Creek, AL 35242.

(14)	Victoria A. Guarisco’s address is 18910 W. Pinnacle Circle, Baton Rouge, LA 70810.

(15)	Elizabeth G. Wolf’s address is 21257 Foxcroft Road, Middleburg, VA 20117.

(16)	Calculated based on 35,129,914 shares of common stock outstanding as of February 22, 2008.